Exhibit 32.2

Section 906 Certification

The undersigned Michael J. Senken, the Chief Financial Officer of MiMedx Group, Inc. (the “Company”), has executed this certification in connection with the filing with the Securities and Exchange Commission of the Company’s Annual Report on Form 10-K for the year ending December 31, 2011 (the “Report”). The undersigned hereby certifies, to the best of his knowledge, that:

(1)	the Report fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934; and

(2)	the information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

Date: March 15, 2013

/s/: Michael J. Senken
Michael J. Senken
Chief Financial Officer

A signed original of the written statement required by Section 906 has been provided to MiMedx Group, Inc. and will be retained by MiMedx Group, Inc. and furnished to the Securities and Exchange Commission or its staff upon request.